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                                                                   Exhibit 10.2

                              CONSULTING AGREEMENT

     CONSULTING AGREEMENT, dated as of the 2nd day of March,1999, between INTERNET FASHION MALL LLC, a Delaware limited liability company with offices at 575 Madison Avenue, New York, New York 10022 (the "Company"), and JEROME CHAZEN, with his principal place of business at 767 Fifth Avenue, New York, New York 10153 ("Consultant").

     The Company desires to engage Consultant to perform consulting services for the Company, and Consultant desires to perform such services, on the terms and conditions hereinafter set forth.

     1. SERVICES; TERM

          Consultant hereby agrees to provide his services as a consultant to the Company with respect to matters relating to the fashion and apparel business and the management and operations of the Company, and other matters as requested by the Company for a term (the "Term") beginning on the date hereof and ending on the earlier of (a) three years from the date hereof or (b) two years following the earlier of the date of the consummation of an initial public offering ("IPO") of the Company or the IPO Company (the "IPO Closing Date"), subject to earlier termination as herein provided. As used in this Agreement, the term "IPO Company" means any corporation or other entity, the shares or other equity securities of which are issued to the members of the Company in consideration for the conversion, exchange or cancellation of their membership interests, or the transfer of their membership interests to the IPO Company. During the Term, Consultant shall provide services to the Company hereunder of at least 30 hours per month. All services requested




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of Consultant by the Company shall be solely those commensurate with those typically provided by a senior advisor of Consultant's standing in the fashion apparel industry. The Company hereby acknowledges that Consultant has significant other commitments, and that in making requests for Consultant's services, including requests for out of town travel, the Company will use reasonable efforts to honor such previous commitments and the Consultant will use reasonable efforts to honor reasonable requests of the Company. If, on the twentieth day of any month, the Company believes that Consultant has not provided at least 20 hours of services to the Company in the first 20 days of such month, the Company shall so notify Consultant in a writing that includes the aggregate number of hours of services which the Company believes Consultant has provided in such month through the date of such notice.

     2. CASH COMPENSATION.

          In consideration of Consultant's services hereunder, the Company agrees to pay Consultant, subject to his earlier termination in accordance with the terms of this Agreement prior to the end of the Term, an aggregate of $150,000.00 of cash compensation, which shall accrue monthly in arrears as set forth in this paragraph 3 at the rate of $6,250.00 per month on each of the first 12 monthly anniversaries of the date hereof and $3,125.00 on each of the 13th through 36th monthly anniversaries of the date hereof; provided that if the IPO Closing Date occurs during the first 12 months of the Term, the Company shall accrue $25,000.00 of compensation as of such Closing Date and accrue $4,166.00 of compensation on the 13th through the 24th monthly anniversaries of the date hereof; provided, further, that if the IPO Closing Date occurs following the 12th month of the Term and prior to the 24th month of the Term, any of the remaining portion of the $150,000 payable to Consultant that has not yet accrued under this paragraph 3 shall accrue in equal




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monthly installments beginning on the monthly anniversary hereof next occurring after the IPO Closing Date and ending on the 24th monthly anniversary of the date hereof. In addition to the foregoing compensation, (a) if options are issued pursuant to paragraph 3(b), the Company shall pay Consultant additional compensation in the aggregate amount of $50,000.00, which shall accrue in equal monthly installments beginning on the monthly anniversary hereof next occurring after the IPO Closing Date and ending on the twenty-fourth monthly anniversary following the IPO Closing Date; and (b) if options are issued pursuant to paragraph 3(c), the Company shall pay Consultant additional compensation in the aggregate amount of $100,000.00, which shall accrue in equal monthly installments beginning on the IPO Closing Date and ending on the twenty-fourth monthly anniversary following the IPO Closing Date. The compensation accrued pursuant to this paragraph 2 shall be payable to Consultant upon demand following the expiration of the Term or the earlier termination of this Agreement; provided, that prior to the IPO Closing Date, such accrued compensation will be payable upon such demand only if and to the extent excess cash flow of the Company is available therefor. Notwithstanding any language above, total compensation under this paragraph (paragraph 2) shall not exceed $150,000.

     3. OPTION COMPENSATION

          (a) As additional compensation for Consultant's services hereunder, the Company hereby sells, grants, assigns and transfers to Consultant and Consultant hereby purchases and accepts from the Company, pursuant to a subscription agreement between the Company and Consultant, entered into simultaneously herewith (the "Subscription Agreement"), five-year options, exercisable



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at $500.00 for each one-hundredth (1/100) of a percent of all of the membership interests of the Company (or if the membership interests of the Company are held by the IPO Company and the former holders of the membership interests hold common stock of the IPO Company, exercisable at a price per share equal to $50,000.00 divided by the number of shares of common stock of the IPO Company issued in respect of each 1% membership interest in the Company), to purchase membership interests of the Company (or, if the membership interests of the Company are held by IPO Company and the former holders of the membership interests hold common stock of the IPO Company, such number of shares of common stock), which in the aggregate shall be equal to the membership interest that a holder of a 3% membership interest of the Company owned as of the date hereof would be entitled to at the date of issuance of such options (in each case, after giving effect to subsequent issuances of membership interests that would reduce the percentage interest of the holder of a 3% membership interest as of such date and/or issuances of securities convertible into or exchangeable or exercisable for any such membership interests or subdivisions or combinations of such common stock (collectively, "Subsequent Events")) as a holder of the membership interests of the Company (or the shares of common stock of the IPO Company).

          (b) In addition to the options provided for in paragraph 3(a), if during the Term, the Company or the IPO Company completes an IPO under the Securities Act of 1933 which places an implied post-IPO valuation on the membership interests of Company or the common stock of the IPO Company, as the case may be, of at least $60 million but less than $70 million (based on the gross proceeds per security paid in the IPO), then Consultant shall receive options with the same



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expiration date, exercise price and other terms as the options described in paragraph 3(a), except that the exercise price per membership interest (or per share) of such options shall be equal to 25% of the gross proceeds per membership interests (or per share) received by the Company in the IPO, to purchase a number of shares of the Company's common stock upon the IPO Closing Date (or promptly thereafter) equal to membership interests of the Company (or to the number of shares of the IPO Company's common stock) that a holder of a 1% membership interest received as of the date hereof would be entitled to at the IPO Closing Date (in each case, after giving effect to Subsequent Events) as a holder of the membership interests of the Company (or the shares of common stock of the IPO Company).

          (c) In addition to the options provided for in paragraph 3(a), if, during the Term, the Company or the IPO Company completes an IPO which places an implied post-IPO valuation on the membership interests of Company or the common stock of the IPO Company, as the case may be, of at least $70 million (based on the gross proceeds per security paid in the IPO), then Consultant shall receive options with the same expiration date and other terms as the options described in paragraph 3(a), except that the exercise price per membership interests (or per share) of such options shall be equal to 25% of the gross proceeds per membership interests (or per share) received by the Company in the IPO, to purchase membership interests of the Company (or a number of shares of the IPO Company's common stock) upon the IPO Closing Date (or promptly thereafter) equal to the membership interests of the Company (or the number of shares of the IPO Company's common stock) that a holder of a 2% membership interest received as of the date hereof would be entitled to


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at the IPO Closing Date (after giving effect to Subsequent Events) as a holder of the membership interests of the Company (or the shares of common stock of the IPO Company).

          (d) In no event shall Consultant acquire aggregate membership interests (or shares of common stock) of the Company or the IPO Company pursuant to this paragraph 3 hereof greater than the percentage membership interest (or number of shares of common stock) that a holder of a 5% membership interest of the Company received as of the date hereof would be entitled to thereafter in accordance with the provisions of paragraphs 3(a) and 3(b) or (c) (after giving effect to Subsequent Events) as a holder of the membership interests of the Company (or the shares of common stock of the IPO Company). All options shall be transferable by Consultant to Family Donees, as such term is defined in the Subscription Agreement.

     4. NO BENEFITS

          Consultant shall not be entitled to participate in any employee health, life insurance or other benefit plans of the Company.

     5. EXPENSES

          The Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred by him in connection with the performance of his services hereunder, provided such expenses are approved in advance by the Managing Member of the Company.




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     6. TERMINATION

          (a) (i) The Term of this Agreement shall end automatically upon the death of Consultant and may be earlier terminated by a majority in interest of the Members of the Company (excluding Consultant and/or any affiliate of Consultant, if he or such affiliate is then a member of the Company), but only
(i) upon Consultant's being unable to perform the services requested by the Company for an extended period due to illness, accident or other disability, or
(ii) for cause. Prior to any termination for cause, the Company shall (A) provide Consultant with written notice signed by each Member seeking such termination, specifying in reasonable detail the cause complained of and a reasonable time frame for cure not to exceed 30 days, if such cause is susceptible of cure (a "Termination Notice"), and (B) within ten business days of Consultant's request, given not later than ten business days after the expiration of the cure period provided in the Termination Notice, or if no cure period is provided, within ten business days of Consultant's receipt of the Termination Notice, provide Consultant with an in person hearing before a meeting of all the members of the Company (at which Consultant may be accompanied by counsel). In the event of an IPO, prior to any termination for cause, the Company shall (A) provide Consultant with written notice signed by a majority of the members of the Board of Directors of the Company or the IPO Company seeking such termination, specifying in reasonable detail the cause complained of and a reasonable time frame for cure not to exceed 30 days, if such cause is susceptible of cure and (B) within ten business days of Consultant's request, given not later than ten business days after expiration of the cure period provided in the termination notice, provide Consultant with an in person meeting of the majority of



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the members of the Board of Directors of the Company (at which Consultant may be accompanied by counsel).

               (ii) The term of this Agreement may be terminated prior to the end of the stated Term by Consultant if, prior to the IPO Closing Date, Benjamin Narasin is no longer an active member of senior management, and equity holder in, the Company, the IPO Company or any entity that, directly or indirectly, controls the Company (a "Change of Control"), within 30 days following written notice from the Company to Consultant of any such Change of Control, which notice from the Company shall be given as promptly as practicable, but in any event within ten days of any Change of Control. In addition, this Agreement may be terminated by Consultant prior to the end of the Term (A) pursuant to paragraph 10(a) or (b) for good reason prior to the end of the Term upon a showing that (1) the Company has materially breached any representations or warranties contained in any of the Transaction Documents, PROVIDED, HOWEVER, that Consultant may not terminate for any such breach after the earlier of the IPO Closing Date or one year from the date hereof; or (2) the Company has committed a material breach under any of the Transaction Documents; PROVIDED, HOWEVER, that Consultant may not terminate for any such breach after one year from the date of any such breach. Prior to any such termination by Consultant for good reason, Consultant shall (a) provide the Company with written notice, signed by Consultant, seeking such termination, specifying in reasonable detail the good reason complained of and a reasonable time frame for cure not to exceed 30 days if such good reason is susceptible of cure (a "Consultant Termination Notice"), and (b) within ten business days of the Company's request, given not later than ten business days after the expiration of the cure period provided in the Consultant Termination Notice, or if no cure period



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is provided, within ten business days of the Company's receipt of the Consultant
Termination Notice, provide the Company with an in person meeting attended by Consultant regarding such termination (at which the Company's representatives may be accompanied by counsel).

               (iii) In the event that this Agreement is terminated in accordance with paragraph 6(1)(i) or (ii), the Company shall have no further obligation to Consultant under this Agreement after the date of such termination except to pay all accrued, but theretofore unpaid, cash compensation, on demand, and any unvested options shall terminate and be of no effect, except as provided in paragraph 6(d) below.

          (b) The options issued pursuant to paragraph 3(a) shall vest and become exercisable as follows: 50% of such options shall vest and become exercisable in equal monthly installments of 4.1666% each on each of the first 12 monthly anniversaries of the date hereof, and 50% of such options shall vest and become exercisable in equal monthly installments of 2.0833% each on each of the 13th through the 36th monthly anniversaries of the date hereof; provided that if the IPO Closing Date occurs during the first 12 months of the Term, there shall immediately vest and be payable (i) on the IPO Closing Date a number of options equal to 50% of the total number of such options and (ii) on the twelfth monthly anniversary of the date hereof, such number of options as shall result in 66% of such options being vested and exercisable on or prior to the of the twelfth month of the Term, with any theretofore unvested options up to such 66% vesting in equal monthly installments on each monthly anniversary of the date hereof through the twelfth such anniversary; and the remaining 34% of such options vesting in equal



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monthly installments on each monthly anniversary of the date hereof from the
13th through 24th monthly anniversaries of the date hereof; provided, further, that if the IPO closing date occurs following the 12th month of the Term and prior to the 24th month of the Term, all of the Consultant's previously unvested options shall vest and become exercisable (in equal monthly installments) beginning on the first monthly anniversary following the IPO Closing Date and ending on the last day of the 24th monthly anniversary of the date hereof.

          (c) The options issued pursuant to paragraph 3(b) or 3(c), as the case may be, shall vest and become exercisable in equal monthly installments beginning on the last day of the month in which the IPO Closing Date occurs and ending on the twenty-fourth month of the Term.

          (d) If Consultant shall die or this Agreement shall be terminated prior to the date that all of the issued options have vested hereunder by the Company for then upon the date of his death, or such termination by the Company, as the case may be, 50% of any issued but theretofore unvested options shall automatically vest and be exercisable by Chazen's estate or legal representatives; provided that if this Agreement is terminated by Consultant pursuant to clause (A) of paragraph 6(1)(ii), then (A) Consultant shall be entitled to retain only such options as have vested prior to the earlier of the date of such termination and the sixth option vesting date hereunder (B) any other vested options shall, upon notice from the Company, be automatically forfeited and (C) any unvested options shall terminate and be of no effect.

     7. CONFIDENTIAL INFORMATION



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          (a) All Confidential Information (as hereinafter defined) which
Consultant may now possess, may obtain during or after the Term, or may create prior to the end of the Term relating to the business of the Company or any of its customers, suppliers or partners shall not be used, published, disclosed or made accessible by him to any other person, firm or corporation, either during or after the Term, except during the Term in the business and for the benefit of the Company, without the prior written consent of the members of the Company. As used herein, the term "Confidential Information" shall mean and be limited to information (whether written or oral) of the Company furnished by the Company to Consultant in connection with the consulting services provided by Consultant hereunder, or prior to the date hereof in connection with the transaction between FM/CCP Investment Partners, LLC and the Company closing on the date hereof which contains or reflects any information which is secret and proprietary to the business of the Company; provided that the term Confidential Information does not include information which (i) is or becomes publicly available other than as a result of a disclosure by Consultant or (ii) is or becomes available to Consultant on a non-confidential basis from a source (other than the Company or its representatives, including its attorneys, accountants and financial advisors) which, to the best of Consultant's knowledge and good faith, is not prohibited from disclosing such information to Consultant by a legal, contractual or fiduciary obligation to the Company.

          (b) Since a breach of the provisions of this paragraph 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and



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remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith.

     8. NON-COMPETITION

          Consultant agrees that, without the prior written consent of the Company, he will not, during the Term or for a period of six (6) months from the date of termination of this Agreement, voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, be a partner, stockholder, director, officer, principal, agent or employee of, or in any other capacity or relationship, engage in any business or employment with, or aid or endeavor to assist any business or legal entity that is a direct competition of the company and in engaged in the business of marketing or sale of fashion, apparel, footwear, beauty or related lifestyle products of accessories over the Internet (the "Business"); PROVIDED, HOWEVER, that (a) this paragraph 8 shall not proscribe Consultant's ownership, either directly or indirectly, of either less than five percent (5%) of any class of securities which are listed on a national securities exchange or of any limited partnership, investment fund or other form of investment over which Consultant has no investment control; (b) for purposes of this paragraph 8, Gymboree and Blackberry, Inc. shall be deemed not to be engaged in the Business; and (c) this paragraph 8 shall not proscribe Consultant's engaging in any activity otherwise prohibited by this paragraph 8 on behalf of any business or legal entity that is primarily a seller of retail goods and which is engaged in the Business if and only if (i) its gross revenues from the Business constitute less than 10% of the gross revenues of such business or legal entity; and (ii) Consultant's activities for



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such business or legal entity do not involve the Business, other than on a DE
MINIMIS basis. The Company and Consultant acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant.

     9. RELATIONSHIP OF THE PARTIES

          Nothing contained in this Agreement shall authorize, empower or constitute either Consultant or the Company as the agent the other in any manner; authorize or empower either Consultant or the Company to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of or in the name of the other; or authorize or empower either Consultant or the Company to bind the other in any manner or to make any representation, warranty or commitment on behalf of the other.

     10. SERVICE AS A DIRECTOR

          (a) The Company has indicated that it intends, in compliance with all necessary procedures, to invite Consultant to serve on its board of directors, and Consultant has, based on the facts and circumstances of the Company heretofore disclosed to him, agreed to accept such invitation. The Company acknowledges and agrees that Consultant may, subject to the remaining provisions of this paragraph 10(a), decline to serve as a director or resign as a director if he terminates this Agreement upon a Change of Control or for good cause pursuant to paragraph 6(a)(ii). Notwithstanding anything to the contrary herein, in the event Consultant, in good faith, declines to serve as a director, or terminates his directorship the Company shall have no claim



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whatsoever in respect thereof, and the sole result thereof shall be the lapse of
Consultant's options to the extent provided herein. The Company and Consultant agree to use their respective best efforts (which shall not, however, include the payment by the Company of any fees or expenses of Chazen, including, without limitation, the fees and expenses of Chazen's counsel) to enable Consultant to fulfill his due diligence obligations in connection with the filing of the registration statement for the IPO (including any amendment thereto). Notwithstanding the foregoing, if the managing underwriter for the IPO is an underwriter generally-recognized to be of lesser standing in the financial community than Gruntal & Co., LLC and Consultant or the Company are unable to agree on the fulfillment of such due diligence obligations prior to the filing of the registration statement for the IPO (or any amendment thereto), then Consultant may terminate this Agreement for good cause upon notice to the Company, if such disagreement is not resolved prior to earlier of the date of such filing or five business days following the date of such notice. Consultant agrees to serve as a director of the Company or the IPO Company, commencing upon the IPO Closing Date and, at the option of the Company, ending upon the termination of this Agreement, subject to the other provisions of 10(a) and 6(a)(ii).

          (b) In connection with Consultant's service as a director, the Company or the IPO Company shall provide Consultant, in his capacity as a director, with indemnification rights, directors' and officers' liability insurance in the amount of $5 million, provided that if coverage in such amount requires the Company to expend for premiums in excess of $100,000 for two years of coverage, then in such lesser amount as the Company may obtain through the expenditure in premiums of $100,000 for two years of coverage, "33 Act" insurance providing such coverage as the



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non-management directors of the Company (or the IPO Company) as a group shall reasonably request and the right to avail himself, at the expense of the Company (or the IPO Company), of counsel afforded to the other non-executive directors of the Company (or the IPO Company) on a collective basis, all upon customary terms to be reasonably agreed to by the Company (or the IPO Company) and Consultant.

     11. NOTICES

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by overnight courier or facsimile transmission or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this paragraph 11. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof; any notice sent by overnight courier shall be deemed given on the next business day after delivery to the courier; any notice sent by facsimile transmission shall be deemed given upon receipt (electronically or otherwise); and any notice delivered against receipt shall be deemed given upon receipt, except in each case for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

     12. WAIVER




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          Any waiver by either party of a breach of any provision of this
Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

     13. BINDING EFFECT; ASSIGNMENT

          This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of the Company and the assigns, heirs and personal representatives of Consultant; PROVIDED, HOWEVER, that, except with respect to the Consultant's right to transfer, assign or otherwise convey his options, as provided for in paragraph 3, the Consultant may not assign, transfer or otherwise convey any of his rights or delegate any of his duties under this Agreement without the written consent of the Company.

     14. GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles governing conflicts of law. The Company irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement or a breach of this Agreement. In any such



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action or proceeding, the Company waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with paragraph 11.

     15. ENTIRE AGREEMENT

          This Agreement, together with the Subscription Agreement, the Registration Rights Agreement referred to in Section 6 of the Subscription Agreement and the letter of even date herewith from the Company to Consultant and FM/CCP Investment Partners, LLC, represents the entire agreement with respect to the subject matter hereof, supersedes any prior oral or written agreements or undertakings between the parties with respect thereto and may not be modified or amended except in a writing duly executed by each of the parties hereto.

     16. SEVERABILITY

          If at any time any of the covenants contained in this Agreement shall be deemed invalid or unenforceable by the laws of any jurisdiction wherein it is to be enforced, by reason of being vague or unreasonable as to duration, or geographic scope, or scope of activities restricted, or for any other reason, such covenants shall be considered divisible as to such portion or duration and such covenants shall become and be immediately amended and reformed with respect to such jurisdiction only to include such covenants as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.



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     17. REMEDIES

          Consultant acknowledges that the Company would not have an adequate remedy at law in the event of Consultant's breach of its covenants contained in paragraphs 7 and/or 8, and therefore agrees that the Company shall be entitled to injunctive relief in addition to any other rights and remedies available under this Agreement or at law or in equity in the event of any such breach by Consultant. Each party hereto waives any claim for consequential or special damages in respect of any breach of any provision hereof

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                              INTERNET FASHION MALL LLC


                                              By: /s/ Benjamin Narasin
                                                 ---------------------------
                                                 Name: Benjamin Narasin
                                                 Title: Managing Member


                                                 /s/ Jerome Chazen
                                                 -------------------------------
                                                 Jerome Chazen






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